UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2016

Mirna Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37566	26-1824804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2150 Woodward Street, Suite 100
Austin, TX 78744
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (512) 901-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On April 22, 2016, Dr. Sinil Kim, the Chief Medical Officer and Vice President of Oncology of Mirna Therapeutics, Inc. (“Mirna” or the “Company”), resigned as Chief Medical Officer of the Company, effective immediately, while continuing as Vice President of Oncology. Effective as of April 25, 2016, Dr. Vincent O’Neill has been appointed Chief Medical Officer of the Company.

In connection with Dr. Kim’s resignation and in consideration of his release of claims against the Company, the Company entered into a Transition and Separation Agreement (the “Agreement”) with Dr. Kim. Under the Agreement, Dr. Kim will cease serving as an employee of the Company effective as of May 13, 2016 (the “Separation Date”).  In the event Dr. Kim provides the Company a general release of claims on, or shortly after, the Separation Date, Dr. Kim will be entitled to (i) a severance payment equal to $134,375, which represents five months of Dr. Kim’s base salary in effect as of immediately prior to the Separation Date, and (ii) payment of his COBRA premiums for up to five months following the Separation Date.  The Agreement also provides for Dr. Kim to continue to provide consulting and transition services to the Company until the three month anniversary of the Separation Date at a rate of $10,000 a month, and Dr. Kim’s outstanding stock options will continue to vest during such period.

The foregoing description of the material terms of the Agreement and general release of claims is not complete and is qualified in its entirety by reference to the full text of the Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter during which the Agreement was entered into.

A copy of the press release announcing the appointment of Dr. O’Neill is filed as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated April 25, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIRNA THERAPEUTICS, INC.

Date: April 26, 2016	By:	/s/ Alan Fuhrman
Alan Fuhrman
Chief Financial Officer

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